Exhibit 99.1
San Juan Basin Royalty Trust
TexasBank, Trustee
2525 Ridgmar Boulevard Suite 100
Fort Worth, Texas 76116
NEWS RELEASE
San Juan Basin Royalty Trust
Declares Monthly Cash Distribution
     FORT WORTH, Texas, November 18, 2005 — TexasBank, as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT), today declared a monthly cash distribution to the holders of its units of beneficial interest of $15,593,110.26 or $0.334553 per unit, based principally upon production during the month of September 2005. The distribution is payable December 14, 2005, to unit holders of record as of November 30, 2005.
     Gas production for the properties from which the royalty was carved (the “Underlying Properties”) totaled approximately 3,366,271 Mcf (3,602,684 MMBtu). Dividing revenues by production volume yielded an average gas price for September 2005 of $8.02 per Mcf ($7.49 per MMBtu) as compared to $5.94 per Mcf ($5.64 per MMBtu) for August 2005. The average gas price may vary significantly from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months. Capital costs for the month were $1,687,091. Lease operating expense was $1,753,442 and taxes were $2,699,374.
     As a result of arbitration undertaken by the Trust and Burlington Resources Oil & Gas Company, L.P. (“BROG”), the present owner of the Underlying Properties, to resolve a number of revenue and expense audit issues, an Arbitration Award was issued on November 11, 2005, requiring BROG to pay to the Trust an aggregate of $7,683,699. On November 17, 2005, the Trust filed its Application to Confirm Arbitration Award. No assurance can be given at this time as to when the award will be paid.

Contact:	San Juan Basin Royalty Trust
Lee Ann Anderson, Vice President and Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553
Fax: (817) 735-0936

	Website:	www.sjbrt.com
	E-mail:	sjt@texasbank.com